UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2013
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including Zip Code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into Material Definitive Agreement.
Agreement and Plan of Merger with Premier Nutrition Corporation

On August 1, 2013, Post Holdings, Inc. (“Post” or the “Company”), together with its newly-formed acquisition subsidiary Post Acquisition Sub II, Inc. (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Premier Nutrition Corporation (“PNC”), and Kristopher Wood, as the equityholders’ representative of the PNC shareholders.  Under the Merger Agreement, Post has agreed to acquire the branded food and beverage business of PNC under the Premier Protein and Joint Juice brands, by means of the merger of Merger Sub with and into PNC (the “Merger”). As a result of the Merger, PNC will become a wholly-owned subsidiary of the Company.

The merger consideration will be $180 million in cash compensation, subject to a post-closing working capital adjustment. A portion of the merger consideration will be held in escrow to secure the PNC securityholders’ indemnification obligations.  The Merger Agreement contains customary representations, warranties and indemnities for a transaction of this type, with customary covenants which relate to the period between signing and closing with respect to the operation of PNC’s business. The closing of the transactions contemplated by the Merger Agreement is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of third party consents under material agreements. The transaction is expected to close early in September 2013.  The Merger Agreement may be terminated by mutual consent of PNC and the Company, and under certain other circumstances, if the closing of the Merger has not occurred by December 31, 2013.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the complete terms and conditions of such agreement, which will be filed with the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

On August 2, 2013, Post issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits
See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 2, 2013	Post Holdings, Inc.
(Registrant)

	By:	/s/ Robert V. Vitale
Name: Robert V. Vitale
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibits Number	Description

99.1	Press Release dated August 2, 2013